EXHIBIT 21(a)
SUBSIDIARIES OF DUSA PHARMACEUTICALS, INC.
1. DUSA Pharmaceuticals New York, Inc., a New York corporation.
2. Sirius Laboratories, Inc., formerly DUSA Acquisition Corp., a New Jersey corporation.